Price Waterhouse LLP
                   100 East Wisconsin Avenue
                           Suite 1500
                      Milwaukee, WI  53202



October 15, 1997

Mr. James J. Fiedler
Chairman of the Board
 and Chief Executive Officer
The Diana Corporation
26025 Mureau Road
Calabasas, California 91302

Dear Mr. Fiedler:

This is to confirm that the client - auditor relationship between The Diana Corporation (Commission File Number 1-5486) and Price
Waterhouse LLP has ceased.

Yours very truly,

/s/ Price Waterhouse LLP

cc:  Chief Accountant
     SECPS Letter File, Mail Stop 11-3
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

                      Price Waterhouse LLP
                   100 East Wisconsin Avenue
                           Suite 1500
                      Milwaukee, WI  53202




October 27, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                      The Diana Corporation

We have read Item 4 of The Diana Corporation's Form 8-K dated
October 16, 1997 and are in agreement with the statements contained in paragraph 4(a) therein, with the following exceptions:

(a)(i) To clarify the first sentence, on October 15, 1997, we resigned as the independent accountants of The Diana
          Corporation. Furthermore, we make no comment regarding the remaining sentences of paragraph 4(a)(i).

(a)(ii) To clarify, the uncertainties addressed in our report relate to certain matters regarding the Company's liquidity and viability, and class action litigation and other potential claims by investors.

(a)(v) In connection with the audit of the fiscal 1997 financial statements, we communicated in writing to the Audit Committee certain matters related to the Company's internal control over financial reporting that we consider to be reportable events as follows: weaknesses exist with respect to (i) the Company's internal control surrounding revenue recognition at its Sattel Communications ("Sattel") operation, (ii) Sattel's internal control surrounding the accounting for fixed assets and (iii) the preparation of account reconciliations and supporting analyses at Sattel.

Yours very truly,

/s/ Price Waterhouse LLP